UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934

                                       or

         Suspension of Duty to File Reports Under Sections 13 and 15(d)
                     of the Securities Exchange Act of 1934


                          Commission File Number: 000-49622
                                                  ---------

                         CAP CENTRAL ACCESS POINT INC.
 ------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                          1973 N. Nellis Blvd. Ste 114
                              Las Vegas, NV 89115
                                 (702) 306-2135
 ------------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                    Common Stock, par value $0.001 per share
 ------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)


                                      None
 ------------------------------------------------------------------------------
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

    Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4(a)(1)(i)       [X]       Rule 12h-3(b)(1)(i)      [X]
   Rule 12g-4(a)(1)(ii)      [ ]       Rule 12h-3(b)(1)(ii)     [ ]
   Rule 12g-4(a)(2)(i)       [ ]       Rule 12h-3(b)(2)(i)      [ ]
   Rule 12g-4(a)(2)(ii)      [ ]       Rule 12h-3(b)(2)(ii)     [ ]
                                       Rule 15d-6               [ ]

     Approximate number of holders of record of Common Stock, par value $0.001
per share, as of the certification or notice date:   38

     Pursuant to the requirements of the Securities Exchange Act of 1934, CAP Central Access Point Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  July 26, 2005                         /s/ Mark Svensson
       -------------                         ----------------------
                                             Mark Svensson
                                             President